Exhibit 10.1

Commercial Banking-GTRF Receivables Finance Division
(CARM 160727 & CM 160715)

CONFIDENTIAL

THE DIRECTORS
HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED
UNIT 12 15/F TECHNOLOGY PARK
18 ON LAI STREET SHEK MUN
SHATIN

NEW TERRITORIES	26 August 2016

Dear Sirs

Offer Letter - Invoice Discounting / Factoring Agreement

With reference to our recent discussions, we are pleased to advise that we have reviewed and revised the debts purchase services provided to you.

The Bank has introduced a new Standard Conditions For Invoice Discounting / Factoring. The attached new Standard Conditions For Invoice Discounting / Factoring shall replace the previous version of the Bank’s Standard Conditions For Invoice Discounting / Factoring and shall apply to all debts purchase services provided by the Bank to you. Any reference in the Invoice Discounting / Factoring Agreement to “Standard Conditions For Invoice Discounting / Factoring” or “these Conditions” or “the Conditions” shall be deemed to be a reference to the attached new Standard Conditions For Invoice Discounting / Factoring which is expressly incorporated in the Invoice ☐iscounting / Factoring Agreement by reference.

We offer to continue to provide you with the debt purchase services on the terms and subject to conditions set out in this letter as well as the Invoice Discounting / Factoring Agreement between you and us (incorporating, amongst other things, our new Standard Conditions For Invoice Discounting / Factoring (“Standard Conditions’) (together constituting the “Invoice Discounting / Factoring Agreement’)). These services are subject to review at any time and, in any event by 15 July 2017.

This is the Offer Letter referred to in the Invoice Discounting / Factoring Agreement between you and us. An expression used in this letter shall have the meaning given to it in the Invoice Discounting / Factoring Agreement, if such expression appears there.

The Hongkong and Shanghai Banking Corporation Limited

Commercial Banking Hong Kong

GTRF Receivables Finance Division

9/F, HSBC Building MongKok, 673 Nathan Road, MongKok, Kowloon

Tel; 3941 6211 Fax; 3418 4982 SWIFT; HSBCHKHH

Web Site: www.hsbc.com.hk

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED	26 August 2016

A.	SERVICES OFFERED BY THE BANK

*	Credit Management - we provide services in respect of the collection of Debts and/or maintenance of a sales ledger in the manner from time to time determined by the Bank.

*	Debts shall be purchased on a disclosed basis as set out in Section E below.

*	Debts are purchased on a With Recourse basis.

*	Finance - we may give you the benefit of Prepayments.

B.	BASIC TERMS OF FINANCE SERVICE

1. Funds In Use Limit (FIU Limit):	USD4,000,000.- or its equivalent (previously USDS,000,000.-)
2. Discounting Charge (on Funds In Use):

At 2% per annum over 3 months LIBOR (London Interbank Offered Rate) which will be charged on a monthly basis or such other basis as the Bank may notify you from time to time.

For details of benchmark interest rates, please refer to the attached Appendix.

3. Prepayment Percentage / Funding Limit:	As specified in a Customer Limit Advice issued in respect of the relevant Customer.
4. Concentration Percentage:	100%.
5. Eligible Debt Grace Period:	60 days, unless otherwise specified in a Customer Limit Advice issued in respect of the relevant Customer.

C.	BASIC TERMS OF CREDIT PROTECTION SERVICE

1. Credit Cover Percentage(s) / Credit Cover Limit(s) / Credit Protection Events:	As specified in a Customer Limit Advice issued in respect of the relevant Customer.
2. First Loss:	Nil

We may in our own name take out credit insurance and/or appoint Correspondent Factor(s) to collect payment of the Debts.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED	26 August 2016

D.	BASIC TERMS APPLICABLE TO ALL SERVICES

1. Customer(s)	To be approved by the Bank from time to time and as advised by the Bank to the Client.
2. Service Charge:	0.15% flat on the face value of the invoice for each Debt.
3. Maximum Terms of Payment:	120 days unless otherwise specified in a Customer Limit Advice issued in respect of the relevant Customer.
4. Maximum Invoicing Period:	30 days after the date of delivery of the Goods unless otherwise specified in a Customer Limit Advice issued in respect of the relevant Customer.

E.	NOTICE OF ASSIGNMENT FOR DEBTS AND COLLECTION

1.	The Debts of all Customers will be purchased on a disclosed basis (that is, giving the notices of assignment for the Debts) except as otherwise agreed by us in writing.

2.	The Debts shall be collected and paid into the designated account maintained by you with us and held on trust for us. However, we have the overriding right at any time to direct any Debt to be paid directly to us.

F.	DOCUMENTS REQUIRED

1.	You shall provide us with the following documents in each case in the form and substance satisfactory to us:-

(a)	all security documents referred to in Section G below; and

(b)	such other documents, terms or evidence that we may require from time to time.

No request for any Prepayment may be submitted prior to our receipt of the above documents.

2.	The following supporting documents are required in relation to each Debt:-

(a)	A copy of the confirmed purchase order (if applicable);

(b)	A copy of the invoice endorsed with and/or accompanied by a note in the form approved by us stating our interest as assignee; and

(c)	Evidence of Delivery of the Goods satisfactory to us.

3.	If we agree, you may provide us with the lists of the Debts (which shall include the names of Customers, invoices numbers, invoices amounts, due dates of the Debts as well as such other information as required by us) in lieu of the copies of the invoices in respect of the Debts. Notwithstanding this, you shall at any time, upon request by us, promptly provide us with the copies of the invoices evidencing the Debts.

G.	SECURITY AND OTHER DOCUMENTATION

As security for your obligations and liabilities to us under, inter alia, this letter and the Invoice Discounting / Factoring Agreement, we are holding the following:-

1.	The Invoice Discounting / Factoring Agreement executed by you under seal supported by Board Minutes both dated 28 October 2015.

2.	Tri-party agreement executed by China Export & Credit Insurance Corporation (“Sinosure”), Shenzhen Highpower Technology Co Ltd, Hong Kong Highpower Technology Company and The Hongkong and Shanghai Banking Corporation Ltd dated I January 2016 regarding the rights to the claim payment proceeds. Any changes to insurer’s cover must be notified us immediately.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED	26 August 2016

3.	The Guarantee (limited to USD8,000,000.-) together with default interest and other costs and expenses from Shenzhen Highpower Technology Co Ltd together with Board Resolution both dated 28 October 2015.

4.	The Guarantee (limited to USDS,000,000.-) together with default interest and other costs and expenses from Huizhou Highpower Technology Co. Ltd together with Board Resolution both dated 28 October 2015.

5.	The Guarantee (limited to USD8,000,000.-) together with default interest and other costs and expenses from Springpower Technology (Shenzhen) Co Ltd together with Board Resolution both dated 28 October 2015.

6.	The Guarantee (limited to USD8,000,000.-) together with default interest and other costs and expenses dated 28 October 2015 from Mr Pan Dangyu.

To comply with the Code of Banking Practice and guidance given by the Courts, the Bank needs to obtain your consent before it can provide a copy or summary of the facility, or information on your outstanding liabilities to the Bank, to any guarantor or other third party providing security (the “Surety”) or to the Surety’s advisors. In addition, if the Bank is obliged to make any formal demand for repayment because you have failed to settle an amount due following our customary reminder, the Bank will also need to provide the Surety with a copy of its demand letter. Whether or not the Bank has made the demand, the Bank will also need to provide the Surety with a copy of the latest statement of account and/or to give the Surety details of your outstanding liabilities to the Bank, whether actual or contingent. By accepting this letter, you are deemed to have consented to the Bank providing any of the aforesaid documents or information to the Surety, to the Surety’s solicitors and other professional advisers. Please note that if this consent is not given, the Bank will be unable to proceed with the transaction.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED	26 August 2016

G.	SECURITY AND OTHER DOCUMENTATION (CONT’D)

Please note that all costs and expenses (including legal fees) incurred by us in connection with the extension of these facilities and any matters arising therefrom are to be reimbursed by you on demand.

H.	SPECIAL TERMS

1.	Please note that Section 83 of the Banking Ordinance has imposed on us as a bank certain limitations on transactions with persons related to our directors or employees. In acknowledging this letter, you should advise us whether you are in any way related to any of our directors or employees within the meaning of Section 83 and in the absence of such advice we will assume that you are not so related. We would also ask, should you become so related subsequent to acknowledging this letter, that you immediately advise us in writing.

2.	Unless expressed in writing from you to the contrary, we may provide any information relating to any of your accounts with us and any facilities we may provide to you from time to time or their conduct or any other information concerning your relationship with us to any other company or office which at the relevant time belongs to or is part of the HSBC Group.

3.	Please note that our standard service charges are stipulated in the Bank’s Tariff which is accessible at https://www.commercial.hsbc.com.hk/1/2/commercial/customer-service/ tariffs. We will provide you with a hard copy of the Tariff at your request.

4.	This letter is governed by and construed in accordance with the laws of Hong Kong.

5.	No person other than you and us will have any right under the Contracts (Rights of Third Parties) Ordinance to enforce or enjoy the benefit of any of the provisions of this letter.

6.	In the event from time to time that the actual amount of Prepayment (as defined in the Invoice Discounting/ Factoring Agreement) exceeds the Availability, we may, at our sole and absolute discretion, debit such excess amount from your account(s) maintained with us.

7.	First drawdown is subject to successful pre-ledger debt verification with buyers or first buyer payment to the trustee account, whichever is earlier.

8.	Acknowledgement of notification letter from your customer(s) is required.

9.	All invoices billed to the factored buyers must bear our standard assignment clause.

10.	Copies of all invoices billed to the factored buyers must be submitted to HSBC within 30 days after issuance, along with the relevant Proof of Delivery (POD) and Purchase Orders (if any).

11.	No selective assignment, i.e. all invoices including credit notes and debit notes to the proposed factoring buyers have to be assigned to HSBC.

H.	SPECIAL TERMS (CONT’D)

12.	Sample invoices/ tooling invoices and debit notes will be excluded for financing.

13.	Contacts (valid email addresses and mailing addresses) of the factored buyers must be provided to us for debt verification and collection purposes.

14.	Notification letters (format and wording to be supplied by us) to your customer(s) shall be prepared under your company’s letterhead and returned to us for our despatch.

15.	You will be required for so long as these facilities are available to you to comply with the following undertaking(s)/covenant(s). Your compliance or otherwise with the following undertaking(s) /covenant(s) will not in any way prejudice or affect our right to suspend, withdraw or make demand in respect of the whole or any part of the facilities made available to you at any time. By signing this letter, you expressly acknowledge that we may suspend, withdraw or make demand for repayment of the whole or any part of the facilities at any time notwithstanding the fact that the following undertaking(s)/covenant(s)are included in this letter and whether or not you are in breach of any such undertaking(s)/covenant(s).

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED	26 August 2016

The Borrower, Hong Kong Highpower Technology Company Limited, hereby undertakes factored turnover of no less than USD 10,000,000.- per annum. Otherwise, commitment fee equal to the shortfall amount (i.e. USD 10,000,000.- minus factored invoice volume) times service charge of 0.15% on invoice value will be borne by the Client and calculated on pro-rata basis at the end of each quarter. Any applicable commitment fee will be added to the FIU balance not later than 15th day of the following month. Refund of commitment fee will be arranged if the minimum undertaking requirement for USD 10,000,000.- can be met in 12 months from the facility commencement.

16.	Any payment and/or prepayment of the Purchase Price under or pursuant to the Invoice Discounting / Factoring Agreement shall, at our discretion, first be applied to pay and settle all sums of money, obligations and liabilities due or owing by you to the Bank in respect of any account whatsoever between you and the Bank (including, but without limitation, all moneys and liabilities owing by you in respect of the Invoice Discounting / Factoring Agreement, all general banking facilities and any other advances and facilities granted by the Bank to you and all interest thereon). (new)

A review fee of USD2,000.- will be charged to the debit of your current current account upon receipt of your acceptance to this offer letter.

Please arrange for your authorised signatories to sign and return to us the duplicate copy of this letter with Appendix to signify your understanding and acceptance of the terms and conditions under which debts purchase services are offered.

This offer will remain open for acceptance until the close of business on 26 September 2016 and if not accepted by that date will be deemed to have lapsed.

We are pleased to be of continued assistance.

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED	26 August 2016

Yours faithfully For and on behalf of
The Hongkong and Shanghai Banking Corporation Limited

/s/ Eric Cheung

Eric Cheung
Assistant Vice President
/SS

Encl

We agree to and accept all the terms and conditions set out above. For and on behalf of Hong Kong Highpower Technology Company Limited

Name:
Title:

Date:

HONG KONG HIGHPOWER TECHNOLOGY COMPANY LIMITED	26 August 2016

APPENDIX : DETAILS OF BENCHMARK RATES

Benchmark	Applicable Currency	Definition of Benchmark
London Interbank Offered Rate (LIBOR)* and 1	USD

“LIBOR” means, in relation to any advance, the applicable Screen Rate at or around 11:00 am London time two Business Days (or such other time or day as determined by the Bank if the market practice differs) before the proposed date of advance and, if any such rate is below zero, LIBOR will be deemed to be zero.

“Business Day” means a day other than a Saturday or Sunday on which banks are open for general business in London.

“Screen Rate” means the Relevant Administrator’s Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen provided that (a) if in the Bank’s sole determination its funding cost is in excess of LIBOR, the Bank may specify the cost of funding any facility or financial arrangement; or (b) if the screen page is replaced, not available or such service ceases to be available, the Bank may specify another page or service displaying the appropriate rate.

“Relevant Administrator”, means ICE Benchmark Administration Limited or any other person to whom the administrator function of the LIBOR fixing process is transferred from time to time.

Note:

[1]	Interpolated rates, which refers to rate calculated using linear interpolation method as recommended by The International Swaps and Derivatives Association (ISDA) for situation where there is no current quote available for below maturities:-

• LIBOR: 2 weeks, 4 months, 5 months, 7 months, 8 months, 9 months, 10 months and 11 months

*	For tenors where fixing is not published by the relevant administrator and the interpolated rate does not apply, the benchmark rate shall be the rate as specified by the Bank in its sole discretion as its cost of funding the relevant facility or financial arrangement.

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